UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2017 (December 6, 2017)

JOHNSON CONTROLS INTERNATIONAL PLC
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	001-13836	98-0390500
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Albert Quay
Cork, Ireland
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: 353-21-423-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Voluntary Termination of the Chief Executive Officer’s Current Severance and Change of Control Agreement

George Oliver, Johnson Controls International plc's (the "Company") Chairman and Chief Executive Officer voluntarily terminated his Executive Employment Agreement dated as of January 24, 2016 (the “Executive Employment Agreement”) by letter agreement dated December 8, 2017 (the “Oliver Letter Agreement”). The Executive Employment Agreement was originally intended to cover an employment period for Mr. Oliver of 33 months following the merger (i.e., to June 2019), and a two year period following any subsequent change of control. However, as a result of the termination of his Executive Employment Agreement, Mr. Oliver no longer is entitled to the severance and change of control benefits or any other payments set forth therein. In consideration for terminating his Executive Employment Agreement, the Letter Agreement provides that Mr. Oliver is entitled to participate in, and receive the benefits applicable to the CEO under, the Severance Policy as described and defined below. The Oliver Letter Agreement also contains customary provisions with respect to confidentiality, non-disparagement, non-solicitation of employees and a covenant not to compete with the Company that are substantially the same as restrictive covenants applicable to Mr. Oliver under the Executive Employment Agreement.

Amended and Restated Severance and Change in Control Policy

On December 6, 2017, the Compensation Committee of the Board of Directors of the Company approved the amendment and restatement of the Johnson Controls International plc Severance and Change in Control Policy for Officers (the “Severance Policy”), effective December 7, 2017 to:

•	permit former officers and other employees to participate in the Severance Policy at the Company’s discretion;

•
revise the severance benefits payable to the Company’s Chief Executive Officer (the “CEO”) so that, upon an involuntary termination without cause prior to a change in control, the CEO will receive a cash severance payment equal to two (2) times the sum of annual base salary plus target bonus and continued health benefits for 24 months, and upon an involuntary termination without cause or a good reason resignation within two (2) years after a change in control, will receive a cash payment equal to three (3) times the sum of base salary plus target annual bonus and continued health benefits for 36 months;

•
revise the severance benefits payable to all participants (other than the CEO) so that, upon an involuntary termination without cause prior to a change in control, the participant will receive a cash severance payment equal to one and one half (1.5) times the sum of base salary plus target bonus and continued health benefits for 18 months, and upon an involuntary termination without cause or good reason resignation within two (2) years after a change in control, will receive a cash payment equal to two (2) times the sum of base salary plus target bonus and continued health benefits for 24 months;

•	provide that all equity awards will vest pro rata upon an involuntary termination without cause, subject to the achievement of any performance goals for performance awards;

•	a pro rata annual target bonus payment upon an involuntary termination without cause or good reason resignation within two (2) years after a change in control; and

•
revise the non-competition, non-solicitation, and confidential information covenants set forth therein, and require that each participant in the Severance Policy sign a participation agreement, including an acknowledgement that the participant is bound by such restrictive covenants.

The Committee implemented the Severance Policy to better align the Company’s change of control and severance arrangements with market practice and shareholder expectations. The Severance Policy (which will cover future change in control events) will govern our newly hired executives, and as described above, our CEO. In addition, executive officers who are currently covered by a legacy employment and change in control agreement will be entitled to participate in the Severance Policy on the termination date specified in their respective agreement.
The foregoing descriptions of the Oliver Letter Agreement and the Severance Policy do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, the terms of which are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

Exhibit 10.1	Letter Agreement between Johnson Controls International plc and George R. Oliver dated December 8, 2017

Exhibit 10.2	Johnson Controls International plc Severance and Change in Control Policy for Officers, Amended and Restated December 7, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS INTERNATIONAL PLC

Date: December 11, 2017	By:	/s/ Matthew R.A. Heiman
	Name:	Matthew R.A. Heiman
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between Johnson Controls International plc and George R. Oliver dated December 8, 2017

10.2	Johnson Controls International plc Severance and Change in Control Policy for Officers, Amended and Restated December 7, 2017